Exhibit 2.1

SHARE EXCHANGE AGREEMENT

BY AND AMONG

WHISTLEPIG ENTERPRISES, INC.,

CST OIL & GAS CORPORATION,

AND

THE SHAREHOLDERS OF CST OIL & GAS CORPORATION

THIS SHARE EXCHANGE AGREEMENT (the "Agreement") is made and entered into as of September 30, 2009, by and among WHISTLEPIG ENTERPRISES, INC., a Colorado corporation ("WPIG"), CST OIL & GAS CORPORATION (CST hereinafter jointly referred to as the “CST”), and the Shareholders of the CST (the “Shareholders”), who hereby agree as follows.

RECITALS

WHEREAS, Shareholders own all of the issued and outstanding Shares (as defined in Section 1.1) of CST; and

WHEREAS, WPIG desires to acquire all of the Shares from the Shareholders and the Shareholders desire to transfer their Shares to WPIG on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

EXCHANGE OF SHARES

1.1           Exchange.  At the Closing (as defined herein below) and subject to and upon the terms and conditions of this Agreement, the Shareholders agree to convey to WPIG, and WPIG agrees to acquire from the Shareholders, all of their Shares of CST owned by them.  As of Closing, the Shares will constitute 100% of the issued and outstanding common Shares (the “Shares”) of CST in the aggregate.  The conveyance of the Shares contemplated hereunder shall be referred to herein as the "Transaction."

Exhibit 2.1 - Page 1

1.2           Effective Time/Closing.  Unless this Agreement shall have been terminated pursuant to Article VIII hereof, the closing of the Transaction (the “Effective Time” or the “Closing”) shall take place at the offices of WPIG stated above after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the "Effective Date").

1.3           Consideration.  The aggregate consideration ("Consideration") for the Shares shall be Eight Million (8,000,000) shares of common stock of WPIG (the "WPIG Shares"). On the Effective Date, the WPIG Shares to be issued to the Shareholders shall be issued to each respective Shareholder in proportion to their respective ownership of CST as described in Schedule 1.3.

1.4           Delivery of Certificates Representing the Shares.  At Closing, the Shareholders shall deliver the certificate(s) representing CST Shares, duly endorsed to WPIG or accompanied by stock powers or other assignments or documents to effectuate transfer of the Shares duly endorsed to WPIG, with (i) all such other documents as may be required to vest in WPIG good and marketable title to the Shares free and clear of any and all Liens (as defined in Section 2.3 hereof), and (ii) all necessary transfer and any other required documentary stamps.  The Shareholders shall cause the respective CST to recognize and record the transfers described in this Section 1.4 on its transfer books.

1.5           Issuance of Certificates Representing the WPIG Shares.  On the Effective Date, or as soon thereafter as practical, WPIG shall cause the WPIG Shares to be issued to the Shareholders as provided in Section 1.3 above.  The WPIG Shares, when issued, shall be “restricted” shares (as that term is defined under the Securities Act of 1933, as amended (the “Act”)) and may not be sold, transferred or otherwise disposed of by a Shareholder without registration under the Act or an available exemption from registration under the Act.  The certificates representing the WPIG Shares will contain the appropriate restrictive legends.  WPIG shall cause its Transfer Agent to recognize and record the transfers described in this Section 1.5 on its transfer books, and WPIG shall issue appropriate stop-transfer instructions to the Transfer Agent with respect to the WPIG Shares.

1.6           Taking of Necessary Action; Further Action.  If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest WPIG with full right, title and possession to the Shares, the Shareholders will take all such lawful and necessary action.

1.7           Tax Consequences.  It is intended by the parties hereto that the Transaction shall constitute a “reorganization” within the meaning of Section 368 of the Code.  The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.8           Name Change.  Simultaneous with the Closing, WPIG shall take all action necessary to amend its Articles of Incorporation in order to effectuate a change in the name of WPIG to “CST Holding Corp,” or some derivation thereof.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
CST AND SHAREHOLDERS

CST, for itself only, and each Shareholder, for himself or herself only, and not with respect to any other Shareholder, hereby represent and warrant to, and covenant with WPIG with respect to the following:

2.1           Ownership of Shares.  Each Shareholder is both the record and beneficial owner of the number of Shares set forth beside such Shareholder's name on Schedule 1.3 hereto.  Each Shareholder is not the record or beneficial owner of any other Shares.  The information set forth on Schedule 1.3 with respect to each Shareholder is accurate and complete.

2.2           Authority.  Each Shareholder has full power and authority and is competent to (i) execute, deliver and perform this Agreement, and each ancillary document which each Shareholder has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out each Shareholder’s obligations hereunder and thereunder, without the need for any Governmental Action/Filing (as defined herein).  The execution, delivery and performance by each Shareholder to this Agreement and each ancillary document does not and will not conflict with, result in a breach of, or constitute a default or require a consent or action under, any agreement or other instrument to or by which such Shareholder is a party or is bound or to which any of the properties or assets of such Shareholder are subject, or any Legal Requirement (as defined herein) to which such Shareholder is subject, or result in the creation of any Lien (as defined in Section 2.3) on the Shares.  This Agreement, and each Shareholder’s ancillary document to be executed and delivered by such Shareholder at the Closing, have been duly executed and delivered by such Shareholder (and each ancillary document to be executed and delivered by each Shareholder at or after the Closing will be duly executed and delivered by such Shareholder), and this Agreement constitutes, and each ancillary document, when executed and delivered by each Shareholder will constitute such Shareholder's legal, valid and binding obligation, enforceable against that Shareholder in accordance with its terms.  For purposes of this Agreement, the term "Governmental Action/Filing" shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority, and the term "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.9(b)), and all requirements set forth in applicable Contracts (as defined in Section 2.18(a)).

2.3           Title To Shares.  Each Shareholder has and shall transfer to WPIG at the Closing good and marketable title to all of his or her CST Shares as owned of record by such Shareholder on Schedule 1.3 to this Agreement,, free and clear of all liens, claims, charges, encumbrances, pledges, mortgages, security interests, options, rights to acquire, proxies, voting trusts or similar agreements, restrictions on transfer (other than federal and state securities laws restrictions on transfer) or adverse claims of any nature whatsoever ("Liens").  Each Shareholder has not and will not, directly or indirectly, assign or otherwise transfer his right to receive all or any portion of any amount which may become payable pursuant to this Agreement or any ancillary document or any interest therein.

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2.4           Acquisition of WPIG Shares for Investment.

(a)           Each Shareholder is acquiring the WPIG Shares to be issued to him for investment for Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  The Shareholder further represents that he does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the WPIG Shares.

(b)           Each Shareholder understands that the WPIG Shares are not and will not be registered under the Securities Act, that the sale and the issuance of the WPIG Shares is intended to be exempt from registration under the Act pursuant to Section 4(2) thereof, and that WPIG's reliance on such exemption is predicated on the Shareholder’s representations set forth herein.  Each Shareholder represents and warrants that: (i) he can bear the economic risk of his investment, and (ii) he possesses such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment in the WPIG Shares.

(c)           Each Shareholder acknowledges that neither the US Securities and Exchange Commission, nor the securities regulatory body of any state or other nation has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(d)           Each Shareholder acknowledges that he or she has carefully reviewed such information as each deemed necessary to evaluate an investment in the WPIG Shares.  To the full satisfaction each Shareholder, he or she has been furnished all materials requested relating to WPIG and the issuance of the WPIG Shares hereunder, and each Shareholder has been afforded the opportunity to ask questions of WPIG's representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Shareholder.  Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of WPIG set forth in this Agreement, on which each Shareholder has relied in making an exchange of his or her Shares for the WPIG Shares.

(e)           Each Shareholder understands that the WPIG Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the WPIG Shares or any available exemption from registration under the Act, the WPIG Shares must be held indefinitely.  Each Shareholder further acknowledges that the WPIG Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied.

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2.5           Organization and Qualification of CST.

(a)           CST is Colorado corporation, duly organized, validly existing and in good standing under the laws of Colorado and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by CST to be conducted.  CST is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by CST to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 9.2(b)) on CST.  Complete and correct copies of the Articles of Incorporation, Bylaws, and all minutes of Director and Shareholder meetings (or other comparable governing instruments with different names) (collectively referred to herein as "Charter Documents") of CST, as amended and currently in effect, are attached hereto as Schedule 2.5(a) and (b).  CST is not in violation of any of the provisions of its Charter Documents.

(b)           CST is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CST.

(c)           The minute books of CST contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Directors (and any committees thereof) and Shareholders ("Corporate Records") since the time of  the CST incorporation.  Copies of such Corporate Records of CST have been heretofore delivered to WPIG.

(d)           The transfer records of CST contain true, complete and accurate records of Shareholder transfers involving the Shares ("Shareholder Records") of CST since the time CST incorporation.  Copies of such Shareholder Records of CST have been heretofore delivered to WPIG.

2.6           Subsidiaries.  CST has no subsidiary companies. CST does not own, directly or indirectly, any other ownership, equity, profits or voting interest in any other entity or Person or has any agreement or commitment to purchase any such interest, and CST has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or any date hereafter, under which it may be obligated to make any future investment in or capital contribution to any other entity or Person.

For purposes of this Agreement, (i) the term "Subsidiary" shall mean any entity in which CST, directly or indirectly, owns beneficially securities or interests representing 50% or more of (x) the aggregate equity or profit interests, or (y) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise, and (ii) the term "Person" shall mean and include an individual, a corporation, a partnership (general or limited), a joint venture, an association, a trust or any other organization or entity, including a government or political subdivision or an agency or instrumentality thereof.

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2.7           Capitalization of CST.

The authorized capital stock of CST consists of 100,000 shares of y Common Stock, no par value. CST  has no authority to issue any other capital stock.  There are 100,000 shares of Common Stock issued and outstanding, and such shares are duly authorized, validly issued, fully paid and nonassessable.  CST has no outstanding warrants, stock options, rights or commitments to issue Common Stock or other Equity Securities, and there are no outstanding securities convertible or exercisable into or exchangeable Common Stock or other Equity Securities of CST.

2.8           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by the Shareholders does not, and the performance of this Agreement by the Shareholders shall not, (i) conflict with or violate CST Charter Documents, (ii) subject to obtaining the adoption of this Agreement and the Transaction by the Shareholders, conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair CST rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of CST pursuant to any Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on CST.

(b)           The execution and delivery of this Agreement by each Shareholder does not, and the performance of their obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, self-regulatory organization, domestic or foreign (a "Governmental Entity"), except (i) for applicable requirements, if any, of the Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which CST is qualified to do business, (ii) consents, approvals, authorizations, permits, filings and notices to be obtained or made prior to Closing, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on CST or, after the Closing, WPIG, or prevent consummation of the Transaction or otherwise prevent the parties hereto from performing their obligations under this Agreement.

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2.9           Compliance.  To the best of each Shareholder’s knowledge and belief, CST has complied with, is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on CST.  To the best of each Shareholder’s knowledge and belief, the businesses and activities of CST have not been and are not being conducted in violation of any Legal Requirements.  CST are not in default or violation of any term, condition or provision of any applicable Charter Documents or Contracts.  Neither CST nor any Shareholder has received any notice of non-compliance with any Legal Requirement (and each Shareholder has no knowledge of any such notice delivered to any other Person).  To the best of each Shareholder’s knowledge and belief, the Shareholders are not in violation of any term of any contract or covenant (either with CST or another entity) relating to employment, patents, proprietary information disclosure, non-competition or non-solicitation.

2.10           Financial Statements of CST.

(a)           Both of CST have delivered to WPIG copies of their audited balance sheets and audited statements of income for the fiscal years ended December 31, 2008 and 2007, and their unaudited balance sheets and statements of income for the six month period ended June 30, 2009 and June 30, 2008 (the “CST Financial Statements”).  To the best of each Shareholder’s knowledge and belief, CST Financial Statements present fairly the financial condition and results of operations of CST at the dates and for the periods covered by CST Financial Statements.  CST for itself represent and warrant that there has been no material adverse change in the financial condition of CST from that stated in CST Financial Statements.

                      (b)           To the best of each Shareholder’s knowledge and belief, CST Financial Statements and any notes related thereto comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end adjustments, none of which are or will be material in amount, individually or in the aggregate) the financial position of CST as at the dates thereof and the results of their operations and cash flows for the periods then ended.

                      (c)           To the best of each Shareholder’s knowledge and belief, CST has no direct or indirect liabilities that were not fully and adequately reflected or reserved against on the balance sheet or described in the notes to CST financial statements.  CST has no knowledge of any circumstance, condition, event or arrangement that has taken place at any time that may hereafter give rise to any liabilities.

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2.11           No Undisclosed Liabilities. To the best of each Shareholder’s knowledge and belief, and as applicable to their respective ownership in each entity, CST has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements which are, individually or in the aggregate, material to the business, results of operations or financial condition of CST.

2.12           Litigation.  Other than as disclosed in Schedule 2.12 hereto, there are no claims, suits, actions, proceedings pending or, to each Shareholder’s knowledge, threatened against CST, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on CST or have a Material Adverse Effect on the ability of the parties hereto to consummate the Transaction.

2.13           Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon CST or to which CST is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of CST, any acquisition of property by CST or the conduct of business by CST as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on CST.

2.14           Title to Property.  Other than as described in Schedule 2.14 hereto or in the Financial Statements (as hereinbefore defined) and notes thereto, CST owns no other properties.

2.15           Taxes.

(a)           Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b)           Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto, to the best of each Shareholder’s knowledge and belief:

(i)           CST has timely filed all federal, state, local and foreign returns, estimates and reports relating to Taxes ("Returns") required to be filed by CST with any Tax authority prior to the date hereof, except such Returns which are not material to CST.  All such Returns are true, correct and complete in all material respects.  Both of CST has paid all Taxes shown to be due on such Returns.

(ii)           All Taxes that CST is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

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(iii)           CST has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against CST, nor has CST executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv)           No audit or other examination of any Return of CST by any Tax authority is presently in progress, nor has CST been notified of any request for such an audit or other examination.

(v)           No adjustment relating to any Returns filed by CST has been proposed in writing, formally or informally, by any Tax authority to CST or any representative thereof.

(vi)           CST have no liability for any material unpaid Taxes which have not been accrued for or reserved on CST balance sheet whether asserted or unasserted, contingent or otherwise, which is material to CST.

(vii)           CST has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Transaction from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

2.16           Brokers; Third Party Expenses.  The Shareholders have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agent's commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.17           Intellectual Property.  For the purposes of this Agreement, the following terms have the following definitions:

"Intellectual Property" shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof ("Patents"); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) domain names, uniform resource locators ("URLs") and other names and locators associated with the Internet ("Domain Names"); (v) industrial designs and any registrations and applications therefor; (vi) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, "Trademarks"); (vii) all databases and data collections and all rights therein; (viii) all moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing (as applicable).

"Company Intellectual Property" shall mean any Intellectual Property that is owned by, or exclusively licensed to, CST or WPIG, as applicable.

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"Registered Intellectual Property" means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal authority.

"Company Registered Intellectual Property" means all of the Registered Intellectual Property owned by, or filed in the name of, CST or WPIG, as applicable.

"Company Products" means all current versions of products or service offerings of CST or WPIG, as applicable.

To the best of each Shareholder’s knowledge and belief,

(a)           No Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation restricting in any manner the use, transfer or licensing thereof by CST, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on CST.

(b)           Except as disclosed on Schedule 2.17 hereto, CST owns and has good and exclusive title to, each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted in the ordinary course); and CST is the exclusive owner of all material Trademarks used in connection with the operation or conduct of their business including the sale of any products or the provision of any services by CST.

(c)           The operation of the business of CST as such business currently is conducted, including (i) the design, development, manufacture, distribution, reproduction, marketing or sale of the products or services of CST (including Products), and (ii) CST use of any product, device or process, to CST knowledge and except as could not reasonably be expected to have a Material Adverse Effect, has not and does not and will not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

2.18           Agreements, Contracts and Commitments.

(a)           Schedule 2.18 hereto sets forth a complete and accurate list of all Material Contracts (as hereinafter defined), specifying the parties thereto.  For purposes of this Agreement:

"Contracts" shall mean all contracts, agreements, leases, mortgages, indentures, note, bond, liens, license, permit, franchise, purchase orders, sales orders, arbitration awards, judgments, decrees, orders, documents, instruments, understandings and commitments, or other instrument or obligation (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which CST is a party or by or to which any of the properties or assets of CST may be bound, subject or affected (including without limitation notes or other instruments payable to CST).

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"Material Contracts" shall mean (x) each Contract (I) providing for payments (past, present or future) to CST in excess of $50,000 in the aggregate or (II) under which or in respect of which CST presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $50,000; (y) each Contract which otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of CST; and (z) without limitation of subclause (x) or subclause (y), each of the following Contracts:

(i)           any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from CST, any Director or Shareholder ("Insider") of CST;

(ii)           any guaranty, direct or indirect, by CST or any Insider of CST of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii)           any Contract made other than in the ordinary course of business or (x) providing for the grant to any preferential rights to purchase or lease any asset of CST, or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of CST;

(iv)           any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or Shares of other Persons;

(v)           any collective bargaining agreement with any labor union;

(vi)           any lease or similar arrangement for the use by CST of Personal Property; and

(viii)           any Contract to which any Insider of CST is a party.

(b)           Each Contract was entered into at arms' length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto.  True, correct and complete copies of all Material Contracts (or written summaries in the case of oral Material Contracts) and of all outstanding offers or proposals of CST have been heretofore delivered to WPIG.

(c)           NCST is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Contract, and no party to any Contract has given any notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on CST.  Each Contract to which CST is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on CST.

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2.19           Interested Party Transactions.  Except as set forth in the Schedule 2.19 hereto, no employee, Director or Shareholder of CST or a Shareholder of his immediate family is indebted to CST, nor is CST indebted (or committed to make loans or extend or guarantee credit) to any of them, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of CST, and (iii) for other employee benefits made generally available to all employees.  To each Shareholder’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom CST is affiliated or with whom CST has a contractual relationship, or any Person that competes with CST, except that each employee, Shareholder and Director of CST and Shareholders of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with CST.  Except as set forth in Schedule 2.19, to each Shareholder’s knowledge, no Director or Shareholder or any  Shareholders of their immediate families is, directly or indirectly, interested in any material contract with CST (other than such contracts as relate to any such individual ownership of Shares or other securities of CST).

2.20           Representations and Warranties Complete.  The representations and warranties of the Shareholders included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF WPIG

Except as set forth on the disclosure schedules, WPIG hereby represents and warrants to CST and their Shareholders as follows:

3.1           Organization and Standing.  WPIG is a corporation duly organized and existing in good standing under the laws of the State of Colorado.  WPIG has heretofore delivered to CST complete and correct copies of its Articles of Incorporation and Bylaws as now in effect.  WPIG has full corporate power and authority to carry on its businesses as they are now being conducted and as now proposed to be conducted and to own or lease its properties and assets.  Except as disclosed in Schedule 3.1 hereto, WPIG has no other subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

           3.2           Corporate Authority.  WPIG has full corporate power and authority to enter into this and the other agreements to be made pursuant to the Transaction and to carry out the transactions contemplated hereby and thereby.  All corporate acts and proceedings required for the authorization, execution, delivery and performance of the Transaction and such other agreements and documents by WPIG have been duly and validly taken or will have been so taken prior to the Closing.  Each of the Transaction Documents constitutes a legal, valid and binding obligation of WPIG, each enforceable against it in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

Exhibit 2.1 - Page 12

           3.3           Broker’s and Finder’s Fees.  No person, firm, corporation or other entity is entitled by reason of any act or omission of WPIG to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement, or with respect to the consummation of the Transaction contemplated hereby or thereby.  WPIG indemnifies and holds CST harmless from and against any and all loss, claim or liability arising out of any such claim from any other Person who claims he, she or it introduced WPIG to, or assisted them with, the transactions contemplated by or described herein.

           3.4           Capitalization of Parent.  The authorized capital stock of WPIG consists of (a) 50,000,000 shares of Common Stock, par value $.001 per share (the “WPIG Common Stock”), of which not more than 1,696,000 shares will be, prior to the Effective Time, issued and outstanding, and (b) 1,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are issued or outstanding.  Except as provided in Schedule 3.4, WPIG has no outstanding options, rights or commitments to issue shares of WPIG Common Stock or any other equity security of WPIG and there are no outstanding securities convertible or exercisable into or exchangeable for shares of WPIG Common Stock or any other equity security of WPIG.  There is no voting trust, agreement or arrangement among any of the beneficial holders of WPIG Common Stock affecting the nomination or election of directors or the exercise of the voting rights of WPIG Common Stock.  All outstanding shares of the capital stock of WPIG are validly issued and outstanding, fully paid and nonassessable, and none of such shares have been issued in violation of the preemptive rights of any person.

           3.5           Validity of Shares.  The 8,000,000 shares of WPIG Common Stock to be issued at the Closing pursuant to Section 1.5 hereof, when issued and delivered in accordance with the terms hereof shall be duly and validly issued, fully paid and nonassessable.  Based in part on the representations and warranties of the Shareholders as contemplated by Article II hereof and assuming the accuracy thereof, the issuance of the WPIG Common Stock herein will be exempt from the registration and prospectus delivery requirements of the Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

           3.6           SEC Reporting and Compliance.

(a)WPIG has filed with the Commission all reports required to be filed by companies registered pursuant to Section 12(g) of the Exchange Act.

                        (b)      WPIG has delivered to the Company true and complete copies of all annual reports on Form 10-K, quarterly reports on Form 10-Q and other statements reports and filings (collectively, the “WPIG SEC Documents”) filed by WPIG with the Commission.

 (c)   Prior to and until the Closing, WPIG will provide to CST copies of any and all amendments or supplements to the WPIG SEC Documents filed with the Commission subsequent to the date hereof and any and all subsequent statements, reports and filings filed by the WPIG with the Commission or delivered to the stockholders of WPIG.

Exhibit 2.1 - Page 13

(d)           The shares of WPIG Common Stock are not quoted on any trading exchange.

(e)           Between the date hereof and the Effective Time, WPIG shall continue to satisfy the filing requirements of the Exchange Act.

           3.7           Financial Statements.  The balance sheets, and statements of operations, statements of changes in shareholders’ equity and statements of cash flows contained in the WPIG SEC Documents (the “WPIG Financial Statements”) (i) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (ii) are in accordance with the books and records of WPIG, and (iii) present fairly in all material respects the financial condition of the WPIG at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified.  The financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, are audited by, and include the related report of Ronald R. Chadwick, P.C., of Aurora, Colorado, WPIG’s independent certified public accountants.  The financial information included in the Quarterly Report on Form 10-Q for the quarter ended July 31, 2009 is unaudited, but reflects all adjustments (including normally recurring accounts) that WPIG considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

           3.8           Governmental Consents.  All consents, approvals, orders, or authorizations, qualifications, designations, declarations, or filings with any federal or state governmental authority on the part of WPIG required in connection with the consummation of the Transaction shall have been obtained prior to, and be effective as of, the Closing.

           3.9           Compliance with Laws and Instruments.  The execution, delivery and performance by WPIG of this Agreement and the Articles of Share Exchange (the “Share Exchange Documents”) to be made by WPIG pursuant to or in connection with this Agreement or the Articles of Share Exchange and the consummation by WPIG of the Transaction contemplated thereby will not cause WPIG to violate or contravene (i) any provision of law, (ii) any rule or regulation of any agency or government, (iii) any order, judgment or decree of any court, or (v) any provision of its Articles of Incorporation or bylaws as amended and in effect on and as of the Effective Time and will not violate or be in conflict with, result in a breach of or constitute (with or without notice or lapse of time, or both) a default under any indenture, loan or credit agreement, deed of trust, mortgage, security agreement or other agreement or contract to which WPIG is a party or by which WPIG or any of its respective properties is bound.

           3.10           No General Solicitation.  In issuing WPIG Common Stock in the Transaction contemplated hereunder, neither WPIG nor anyone acting on its behalf has offered to sell the WPIG Common Stock by any form of general solicitation or advertising.

           3.11           Binding Obligations.  The Share Exchange Documents constitute the legal, valid and binding obligations of the WPIG, and are enforceable against WPIG in accordance with their respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Exhibit 2.1 - Page 14

           3.12           Absence of Undisclosed Liabilities.  WPIG  has no obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due), arising out of any transaction entered into at or prior to the Closing, except (a) as disclosed in the WPIG SEC Documents, (b) to the extent set forth on or reserved against in the audited balance sheet of WPIG as of December 31, 2008 (the “WPIG Balance Sheet”) or the notes to the WPIG Financial Statements, (c) current liabilities incurred and obligations under agreements entered into in the usual and ordinary course of business since December 31, 2008 (the “WPIG Balance Sheet Date”), none of which (individually or in the aggregate) materially and adversely affects the condition (financial or otherwise), properties, assets, liabilities, business operations, results of operations or prospects of the WPIG, taken as a whole (the "Condition of WPIG"), and (d) by the specific terms of any written agreement, document or arrangement attached as an exhibit to the WPIG SEC Documents.

           3.13           Changes.  Since the WPIG Balance Sheet Date, except as disclosed in the WPIG SEC Documents, the WPIG has not (a) incurred any debts, obligations or liabilities, absolute, accrued or, to WPIG’s knowledge, contingent, whether due or to become due, except for current liabilities incurred in the usual and ordinary course of business, (b) discharged or satisfied any Liens other than those securing, or paid any obligation or liability other than, current liabilities shown on the WPIG Balance Sheet and current liabilities incurred since the WPIG Balance Sheet Date, in each case in the usual and ordinary course of business, (c) mortgaged, pledged or subjected to Lien any of its assets, tangible or intangible, other than in the usual and ordinary course of business, (d) sold, transferred or leased any of its assets, except in the usual and ordinary course of business, (e) cancelled or compromised any debt or claim, or waived or released any right of material value, (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) which could reasonably be expected to have a material adverse effect on the Condition of WPIG, (g) entered into any transaction other than in the usual and ordinary course of business, (h) encountered any labor union difficulties, (i) made or granted any wage or salary increase or made any increase in the amounts payable under any profit sharing, bonus, deferred compensation, severance pay, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, other than in the ordinary course of business consistent with past practice, or entered into any employment agreement, (j) issued or sold any shares of capital stock, bonds, notes, debentures or other securities or granted any options (including employee stock options), warrants or other rights with respect thereto, (k) declared or paid any dividends on or made any other distributions with respect to, or purchased or redeemed, any of its outstanding capital stock, (l) suffered or experienced any change in, or condition affecting, the financial condition of the WPIG other than changes, events or conditions in the usual and ordinary course of its business, none of which (either by itself or in conjunction with all such other changes, events and conditions) could reasonably be expected to have a material adverse effect on the Condition of WPIG, (m) made any change in the accounting principles, methods or practices followed by it or depreciation or amortization policies or rates theretofore adopted, (n) made or permitted any amendment or termination of any material contract, agreement or license to which it is a party, (o) suffered any material loss not reflected in the WPIG Balance Sheet or its statement of income for the year ended on the WPIG Balance Sheet Date, (p) paid, or made any accrual or arrangement for payment of, bonuses or special compensation of any kind or any severance or termination pay to any present or former officer, director, employee, stockholder or consultant, (q) made or agreed to make any charitable contributions or incurred any non-business expenses in excess of $5,000 in the aggregate, or (r) entered into any agreement, or otherwise obligated itself, to do any of the foregoing.

Exhibit 2.1 - Page 15

           3.14           Tax Returns and Audits.  All required federal, state and local Tax Returns of the WPIG have been accurately prepared in all material respects and duly and timely filed, and all federal, state and local Taxes required to be paid with respect to the periods covered by such returns have been paid to the extent that the same are material and have become due, except where the failure so to file or pay could not reasonably be expected to have a material adverse effect upon the Condition of WPIG.  WPIG is not and has not been delinquent in the payment of any Tax.  WPIG has not had a Tax deficiency assessed against it.  None of WPIG’s federal income tax returns nor any state or local income or franchise tax returns has been audited by governmental authorities.  The reserves for Taxes reflected on the WPIG Balance Sheet are sufficient for the payment of all unpaid Taxes payable by WPIG with respect to the period ended on the WPIG Balance Sheet Date.  There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of WPIG now pending, and WPIG has not received any notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns.

           3.15           Employee Benefit Plans; ERISA.  There are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by WPIG.

           3.16           Litigation.  There is no legal action, suit, arbitration or other legal, administrative or other governmental proceeding pending or, to the knowledge of WPIG, threatened against or affecting WPIG or its properties, assets or business.  To the knowledge of WPIG, WPIG is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or any governmental agency or instrumentality or arbitration authority.

           3.17           Environmental Matters.  (i) WPIG is in compliance in all material respects with applicable environmental laws; (ii) WPIG has all Permits required pursuant to environmental laws and are in compliance in all material respects with the terms thereof; (iii) there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of WPIG which have given rise to or are reasonably likely to give rise to any liability on the part of WPIG under any environmental law; (iv) WPIG has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any hazardous substance in violation of any environmental laws; and (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any hazardous substance in connection with the conduct of the business of WPIG or the use of any property or facility by WPIG, or to the knowledge of WPIG, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any environmental law or which would require reporting to or notification of any Governmental Body.

           3.18           Real Property.  WPIG has not owned any real property or any interest in any real property.

Exhibit 2.1 - Page 16

           3.19           Labor Matters.  WPIG is not now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the knowledge of WPIG, no application for certification of a collective bargaining agent is pending.  WPIG is in compliance with all applicable laws applicable to WPIG affecting employment practices and terms and conditions of employment.

           3.20           Full Disclosure.  This Agreement (including the information contained in the disclosure schedules) and the SEC Reports, do not (i) with respect to WPIG, contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) with respect to WPIG, omit to state any material fact necessary in order to make the representations, warranties and information contained herein (including the information contained in the disclosure schedules) and the SEC Reports, in the context in which made or provided, not false or misleading.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1           Conduct of Business by CST and WPIG.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time (as herein defined), the Shareholders, on behalf of CST, and WPIG shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present Directors, officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.  In addition, except as permitted or required by the terms of this Agreement, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, CST and WPIG shall not do any of the following:

(a)           Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

Exhibit 2.1 - Page 17

(b)           Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)           Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of CST or WPIG, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall CST or WPIG license on an exclusive basis or sell any Intellectual Property of CST or WPIG, as applicable;

(d)           Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)           Purchase, redeem or otherwise acquire, directly or indirectly, any Shares of capital stock or Shares of CST and WPIG, as applicable;

(f)           Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock, Shares, or any securities convertible into or exchangeable for shares of capital stock, or Shares, or subscriptions, rights, warrants or options to acquire any shares of capital stock, Shares, or any securities convertible into or exchangeable for shares of capital stock or Shares, or enter into other agreements or commitments of any character obligating it to issue any such shares of capital stock, Shares or convertible or exchangeable securities;

(g)           Except as provided herein or as disclosed to the other party, amend its Charter Documents;

(h)           Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of WPIG or CST, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party's ability to compete or to offer or sell any products or services;

(i)           Sell, lease, license, encumber or otherwise dispose of any properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and, except for the sale, lease or disposition (other than through licensing) of property or assets which are not material, individually or in the aggregate, to the business of such party;

Exhibit 2.1 - Page 18

(j)           Incur any indebtedness for borrowed money in excess of $1,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of WPIG or CST, as applicable, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)           Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any Director, director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its Directors, directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l)           (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements (or the notes thereto) of CST or of WPIG, as applicable, or incurred since the date of such financial statements, or (ii) waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which CST is a party or of which CST is a beneficiary or to which WPIG is a party or of which WPIG is a beneficiary, as applicable;

(m)           Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Contract of CST or WPIG, as applicable, or other material contract or material agreement to which CST or WPIG is a party or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)           Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)           Incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $1,000 in any 12 month period;

(p)           Settle any litigation;

(q)           Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r)           Form, establish or acquire any Subsidiary;

Exhibit 2.1 - Page 19

(s)           Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans; or

(t)           Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (s) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1.           Compliance with Laws.  The Shareholders, CST and WPIG shall cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable laws to consummate the Transaction and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable of all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transaction or any of the other transactions contemplated hereby.  Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Shareholders and WPIG shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, and any subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Transaction and the other transactions contemplated hereby.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

5.2           Required Information.  The Shareholders, on behalf of CST, and WPIG each shall, upon request by the other, furnish the other with all information concerning themselves, their respective subsidiaries, Directors, directors, officers and Shareholders and such other matters as may be reasonably necessary or advisable in connection with the Transaction, or any other statement, filing, notice or application made by or on behalf of CST and WPIG to any third party or any Governmental Entity in connection with the Transaction and the other transactions contemplated hereby.  Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

Exhibit 2.1 - Page 20

5.3           Confidentiality; Access to Information.

(a)           Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement.  Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.  In the event this Agreement is terminated as provided in Article VIII hereof, each party will return or cause to be returned to the other all documents and other material obtained from the other in connection with the Transaction contemplated hereby.

(b)           Access to Information.

(i)           The Shareholders, on behalf of CST, will afford WPIG and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of CST during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of CST, as WPIG may reasonably request.  No information or knowledge obtained by WPIG in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

(ii)           WPIG will afford the Shareholders and Directors of CST and their financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of WPIG during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of WPIG, as they may reasonably request.  No information or knowledge obtained by the Shareholders in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transaction.

5.4           Public Disclosure.  Except to the extent previously disclosed or to the extent the parties believe that they are required by applicable law or regulation to make disclosure, prior to Closing, no party shall issue any statement or communication to the public regarding the Transaction without the consent of the other party, which consent shall not be unreasonably withheld.  To the extent a party hereto believes it is required by law or regulation to make disclosure regarding the Transaction, it shall, if possible, immediately notify the other party prior to such disclosure.

Exhibit 2.1 - Page 21

5.5           Reasonable Efforts; Notification.

(a)            Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  In connection with and without limiting the foregoing, if any takeover statute or similar statute or regulation is or becomes applicable to the Transaction, this Agreement or any of the transactions contemplated by this Agreement, the parties hereto shall use commercially reasonable efforts to enable the Transaction and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require any of the parties hereto to agree to any divestiture by itself or any of its affiliates of Shares of capital stock, Shares or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

(b)           The Shareholders shall give prompt notice to WPIG upon becoming aware that any representation or warranty made by them contained in this Agreement has become untrue or inaccurate, or of any failure of the Shareholders to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by them under this Agreement, in each case, such that the conditions set forth in Article VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c)           WPIG shall give prompt notice to the Shareholders upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of WPIG to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VI would not be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

Exhibit 2.1 - Page 22

5.6           Business Records.  At Closing, the Shareholders shall cause to be delivered to WPIG all records and documents relating to CST including, without limitation, books, records, government filings, Returns, Charter Documents, Corporate Records, stock records, consent decrees, orders, and correspondence, Director and Shareholder minutes and resolutions, stock ownership records, financial information and records, electronic files containing any financial information and records, and other documents used in or associated with CST ("Business Records").

5.7           CST Customers.  Nothing in this Agreement gives any right to WPIG or any of its agents, employees, or contractors to contract in any way any customer of CST until after the Transaction closes.  WPIG agrees that if the Transaction does not close, that all CST customer information, customer lists, and related information remains the asset and trade secret of CST.

5.8           Executive Officers and Directors of WPIG.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, the current officers and directors of WPIG shall resign their respective positions with WPIG.  Prior thereto, the WPIG Board of Directors shall appoint the following persons to the WPIG Board of Directors: Christine Tedesco and Michael Thomsen.  In addition, the WPIG Board of Directors shall appoint the following persons to the positions indicated:  Christine Tedesco, Chief Executive Officer and President Chief Financial Officer and Treasurer; and Michael Thomsen, Secretary;

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1           Conditions to Obligations of Each Party to Effect the Share Exchange.  The respective obligations of each party to this Agreement to effect the Transaction shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Transaction illegal or otherwise prohibiting consummation of the Transaction, substantially on the terms contemplated by this Agreement.  All waiting periods, if any, in any jurisdiction in which CST or WPIG has material operations relating to the transactions contemplated hereby will have expired or terminated early.

6.2           Additional Conditions to Obligations of Shareholders.  The obligations of the Shareholders to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Shareholders:

(a)           Representations and Warranties.  Each representation and warranty of WPIG contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Effective Time with the same force and effect as if made on the Effective Time.

Exhibit 2.1 - Page 23

(b)           Agreements and Covenants.  WPIG shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of WPIG) does not, or will not, constitute a Material Adverse Effect with respect to WPIG taken as a whole.

(c)           Consents.  WPIG shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on WPIG taken as a whole.

(d)           Material Adverse Effect.  No Material Adverse Effect with respect to WPIG shall have occurred since the date of this Agreement.

(e)           Other Deliveries.  At Closing, or as soon thereafter as practical, WPIG shall have delivered to the Shareholders:  (i) certificates representing the WPIG Shares to Shareholders in accordance with Section 1.5, (ii) copies of resolutions and actions taken by WPIG's Board of Directors in connection with the approval of this Agreement and the transactions contemplated hereunder, and (iii) such other documents or certificates as shall reasonably be required by the Shareholders and their counsel in order to consummate the transactions contemplated hereunder.

6.3           Additional Conditions to the Obligations of WPIG.  The obligations of WPIG to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by WPIG:

(a)           Representations and Warranties.  Each representation and warranty of the Shareholders contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Closing.

(b)           Agreements and Covenants.  The Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Shareholders) does not, or will not, constitute a Material Adverse Effect on CST.

(c)           Consents.  Both CST shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on CST.

(d)           Material Adverse Effect.  No Material Adverse Effect with respect to CST shall have occurred since the date of this Agreement.

Exhibit 2.1 - Page 24

(e)           Other Deliveries.  At Closing, the Shareholders shall have delivered to WPIG: (i) certificates representing the Shares owned by the Shareholders, together with stock powers or other assignments or documents to effectuate transfer of the Shares in accordance with Section 1.4; and (ii) such other documents or certificates as shall reasonably be required by WPIG and its counsel in order to consummate the transactions contemplated hereunder.

6.4           Additional Conditions to the Obligations of CST and Shareholders.  The obligations of CST and the Shareholders to consummate and effect the Transaction shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by CST and the Shareholders:

(a)           Representations and Warranties.  Each representation and warranty of WPIG contained in this Agreement (i) shall have been true and correct as of the date of this Agreement and (ii) shall be true and correct on and as of the Effective Time with the same force and effect as if made on and as of the Closing.

(b)           Agreements and Covenants.  WPIG shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of WPIG) does not, or will not, constitute a Material Adverse Effect on WPIG.

(c)           Consents.  WPIG shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on WPIG.

(d)           Material Adverse Effect.  No Material Adverse Effect with respect to WPIG shall have occurred since the date of this Agreement.

(e)           Other Deliveries.  At Closing, WPIG shall have delivered to both CST and the Shareholders: (i) the stock certificate for the Shares, and (ii) such other documents or certificates as shall reasonably be required by CST and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VII

SURVIVAL; INDEMNIFICATION

7.1           Survival.  All representations, warranties, agreements and covenants contained in or made pursuant to this Agreement, or any Exhibit or Schedule hereto or thereto or any certificate delivered at the Closing, shall survive (and not be affected by) the Closing, but all claims made by virtue of such representations, warranties, agreements and covenants shall be made under, and subject to the limitations set forth in this Article VII.

Exhibit 2.1 - Page 25

7.2           Shareholders Indemnification Obligation with Respect to Representations.  The Shareholders hereby indemnify and hold harmless, and agree to indemnify and hold harmless (from and after the Closing) WPIG and its respective directors, officers, shareholders, employees and agents (collectively, the "WPIG Indemnified Parties") against (i) any and all liabilities, obligations, losses, damages, claims, actions, Liens and deficiencies which exist, or which may be imposed on, incurred by or asserted against any one or more of the WPIG Indemnified Parties based upon, resulting from or arising out of, or as to which there was, any breach or inaccuracy of any representation or warranty contained in Article II of this Agreement by the Shareholders, or any statement, agreement or covenant made by the Shareholders in or pursuant to this Agreement, any Exhibit or Schedule hereto or thereto, or any certificate or document delivered by such Shareholders at the Closing, and (ii) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the WPIG Indemnified Parties or any of them in connection with the foregoing (including, without limitation, any cost or expense incurred by the WPIG Indemnified Parties in enforcing their rights pursuant to this Section 7.2) (collectively, the "Damages" for purposes of this Section 7.2).

No WPIG Indemnified Party shall be required to make any claim or demand against any other Person prior to the making of any claim or demand for indemnification or at any other time.  The rights of the WPIG Indemnified Parties under this Section 7.2 are in addition to such other rights and remedies which they may have under this Agreement or otherwise.  The amount of any and all Damages suffered by WPIG Indemnified Parties under this Section 7.2 shall be recovered, and all claims of WPIG Indemnified Parties pursuant to this Section 7.2 shall be brought by WPIG on behalf of such WPIG Indemnified Parties.

Notwithstanding any other provision of this Agreement, except for any Misrepresentation Claim (as defined in this Section 7.2) with respect to which any Shareholder has Knowledge (as defined in this Section 7.2), no demand or claim for indemnification under this Section 7.2 may be made after the date six (6) months following the Effective Time.  No demand or claim for indemnification under this Section 7.2 for any Misrepresentation Claim may be made after the first anniversary of the Effective Time if any Shareholder had Knowledge (as hereinafter defined) with respect to such Misrepresentation Claim.

For purposes of this Agreement, (1) the term "Misrepresentation Claim" means a claim or demand for indemnification based upon, resulting from or arising out of any material breach or inaccuracy of a warranty or representation and such material breach or inaccuracy was the direct and primary cause of the Damages for which indemnification is sought; and (2) the term "Knowledge" means in respect of any Misrepresentation Claim, as of the Effective Time or at any time prior thereto, (a) actual Knowledge of the material breach or inaccuracy upon which such Misrepresentation Claim is based or (b) actual Knowledge of facts which would cause a reasonable person, having Knowledge and a full understanding of the terms of this Agreement, to be aware of or recognize the material breach or inaccuracy upon which the Misrepresentation Claim is based.

Exhibit 2.1 - Page 26

7.3           Indemnification Obligation with Respect to WPIG Representations.  WPIG hereby indemnifies and hold harmless, and agree to indemnify and hold harmless, the Shareholders, and their respective heirs, representatives and agents (collectively, the “Shareholder Indemnified Parties”) from and after the Closing, against (i) any and all liabilities, obligations, losses, damages, claims, actions, Liens and deficiencies which exist, or which may be imposed on, incurred by or asserted against any one or more of the Shareholder Indemnified Parties, based upon, resulting from or arising out of, or as to which there was, any breach or inaccuracy of any representation or warranty by WPIG contained in this Agreement, or any agreement or covenant made by WPIG in or pursuant to this Agreement, or in any Exhibit or Schedule hereto or thereto, or any certificate or document delivered by WPIG at the Closing hereof, whether caused by the actions or inactions WPIG following Closing), or any claim, cause of action or liability that arises based on acts or omissions that occur after Closing; and (ii) any cost or expense (including reasonable attorneys' fees and court costs) incurred by the Shareholder Indemnified Parties in connection with the foregoing (including, without limitation, any cost or expense incurred by the Shareholder Indemnified Parties in enforcing his rights pursuant to this Section 7.3) (collectively, the "Damages").

The Shareholder Indemnified Parties shall not be required to make any claim or demand against any other Person prior to the making of any claim or demand for indemnification or at any other time.  The rights of the Shareholder Indemnified Parties under this Section 7.3 are in addition to such other rights and remedies which they may have under this Agreement or otherwise.

Notwithstanding any other provision of this Agreement, except for any Misrepresentation Claim with respect to which WPIG had Knowledge or any claim, cause of action or liability that arises based on acts or omissions that occur after Closing, no demand or claim for indemnification under this Section 7.3 may be made after six (6) months following the Effective Time.  No demand or claim for indemnification under this Section 7.3 for any Misrepresentation Claim may be made after the first anniversary of the Effective Time if WPIG had Knowledge with respect to such Misrepresentation Claim.

7.4           Procedure for Indemnification Claims.

(a)           The WPIG Indemnified Parties and the Shareholder Indemnified Parties are referred to collectively herein as "Indemnified Parties", and the Persons from whom indemnification is sought pursuant to this Article VII are referred to herein as "Indemnifying Parties."

(b)           If at any time an Indemnified Party determines to assert a right to indemnification hereunder, the Indemnified Party shall give to the Indemnifying Party written notice describing the matter for which indemnification is sought in reasonable detail.  In the event that a demand or claim for indemnification is made hereunder with respect to a matter the amount or extent of which is not yet known or certain, the notice of demand for indemnification shall so state, and, where practicable, shall include an estimate of the amount of the matter.  The failure of an Indemnified Party to give notice of any matter to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party may have to any Indemnified Party.

Exhibit 2.1 - Page 27

(c)           Within 15 days after receipt of the notice referred to in clause (b) above, the Indemnifying Party from whom indemnification is sought shall (i) if true, acknowledge in writing his responsibility for all or part of such matter, and shall pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged or take such other action as is reasonably satisfactory to the Indemnified Party to resolve any such matter that involves anyone not a party hereto, or (ii) give written notice to the Indemnified Party of his intention to dispute or contest all or part of such responsibility.  Upon delivery of such notice of intention to contest, the parties shall negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter.  Failure to respond to a notice claiming indemnification shall be deemed a denial of responsibility therefore.

(d)           In the event that the Indemnified Party is required to expend any amount in enforcing his, her or its rights of indemnification hereunder, the Indemnifying Parties will, jointly and severally, promptly upon request, pay such amounts to the Indemnified Party if indemnification is required to be made hereunder.

(e)           Each Indemnifying Party shall have the right to employ separate counsel in any action or claim which is brought against any Indemnified Party in respect of which indemnity may be sought from it, and to participate in the defense of such action or claim, if such Indemnifying Party confirms in writing its responsibility for such action or claim; provided, however, that (i) the Indemnified Party or Parties shall retain control of such action or claim and (ii) the fees and expenses of such separate counsel shall be at the expense of the Indemnifying Party.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of WPIG and the Shareholders;

(b)           by either WPIG or the Shareholders if the Transaction shall not have been consummated by December 31, 2009 (“Closing Deadline”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Transaction to occur on or before such date and such action or failure to act constitutes a breach of this Agreement, and, provided further, the Closing Deadline shall be further extended by any cure period in effect under Section 8.1(d) or (e) below;

(c)           by either WPIG or the Shareholders if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which order, decree, ruling or other action is final and nonappealable;

Exhibit 2.1 - Page 28

(d)           by the Shareholders, upon a material breach of any representation, warranty, covenant or agreement on the part of WPIG set forth in this Agreement, or if any representation or warranty of WPIG shall have become materially untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in WPIG's representations and warranties or breach by WPIG is curable by WPIG prior to the Effective Time, then the Shareholders may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from Shareholders to WPIG of such breach, provided WPIG continues to exercise commercially reasonable efforts to cure such breach (it being understood that Shareholders may not terminate this Agreement pursuant to this Section 8.1(d) if they shall have also materially breached this Agreement or if such breach by WPIG is cured during such thirty (30)-day period); or

(e)           by WPIG, upon a material breach of any representation, warranty, covenant or agreement on the part of the Shareholders set forth in this Agreement, or if any representation or warranty of the Shareholders shall have become materially untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in the Shareholder's representations and warranties or breach by the Shareholders is curable by the Shareholders prior to the Effective Time, then WPIG may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from WPIG to the Shareholders of such breach, provided the Shareholders continue to exercise commercially reasonable efforts to cure such breach (it being understood that WPIG may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Shareholders is cured during such thirty (30)-day period).

8.2           Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after the party in breach fails to cure the breach) the delivery of written notice of the terminating party to the other parties hereto.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Transaction shall be abandoned, except (i) as set forth in this Section 8.2, Section 8.3, Section 5.3(a) (Confidentiality) and Article IX (General Provisions), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any intentional or willful breach of this Agreement.

8.3           Fees and Expenses.  All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Transaction is consummated.

8.4           Amendment.  This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of WPIG and the Shareholders.

Exhibit 2.1 - Page 29

8.5           Extension; Waiver.  At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the addresses indicated above herein, or such other address as a party may so designate in the future, in writing.

9.2           Interpretation.

(a)           When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement.  Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation."  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b)           For purposes of this Agreement, the term "Material Adverse Effect" when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, if any, taken as a whole, it being understood that neither of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect:  (a) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (b) changes in general national or regional economic conditions, or (c) changes affecting the industry generally in which CST or WPIG operate.

(c)           For purposes of this Agreement, the term "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

Exhibit 2.1 - Page 30

9.3           Counterparts Facsimile Execution.  For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by electronic transmission, facsimile machine or telecopier is to be treated as an original document.  The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, an electronic, facsimile or telecopy document is to be re-executed in original form by the parties who executed the electronic, facsimile or telecopy document.  No party may raise the use of an electronic transmission, facsimile machine or telecopier machine as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section. This Agreement may be executed in separate counterparts, each of which so executed and delivered shall constitute an original, but all such counterparts shall together constitute one and the same instrument.  Each person signing below represent that he, she or it has read this Agreement in its entirety, understands its terms, and on behalf of the party indicated below by his or her or its name agrees that such party shall be bound by those terms.

9.4           Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.5           Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6           Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Exhibit 2.1 - Page 31

9.8           Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9           Assignment.  No party may assign either this Agreement or any of his, her or its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 9.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

9.10           Attorneys Fees.  The prevailing party in any litigation, arbitration, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party all costs, expenses, and attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and attorney’s fees.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

WHISTLEPIG ENTERPRISES, INC.

By:	/s/ Jeanie Clifford
Jeanie Clifford
President and Chief Executive Officer

CST OIL & GAS CORPORATION

By:	/s/ Christine T. Tedesco
Christine T. Tedesco
President and Chief Executive Officer

CST OIL & GAS CORPORATION SHAREHOLDERS:

/s/ Steven A. Tedesco
Steven A. Tedesco

/s/ Christine T. Tedesco
Christine T. Tedesco

Exhibit 2.1 - Page 32

Schedule 1.3

Steven A. Tedesco      50%
Christine T. Tedesco    50%

Schedule 2.5(a)

None

Schedule 2.5(b)

None

Schedule 2.12

None

Schedule 2.14

None

Schedule 2.15

None

Schedule 2.17

None

Schedule 2.18

Attached hereto

Schedule 2.19

        In 2008 and the six months ended June 30, 2009 CST paid a company related by common control approximately $4,500 and $14,500 for general and administrative expenses. At December 31, 2008 and June 30, 2009 CST owed $40,000 to an officer for due on demand, non-interest bearing working capital advances. See Schedule 2.18 above.

Schedule 3.1

None

Schedule 3.4

None

Exhibit 2.1 - Page 33